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                                                                   Exhibit 5.2

                          [PIPER & MARBURY LETTERHEAD]

                               November 19, 1996

Redwood Trust, Inc.
591 Redwood Highway, Suite 3100
Mill Valley, California 94941

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Redwood Trust, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Company (Registration No. 333-11665) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for offering by the Company from time to time of up to $200,000,000 aggregate initial offering price of: (i) shares of common stock, par value $0.01 per share (the "Common Stock"); (ii) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"); (iii) warrants to purchase Common Stock or Preferred Stock (the "Warrants"); (iv) rights to purchase shares of Common Stock or Preferred Stock (the "Shareholder Rights"); and (v) any combination of the foregoing types of securities. The Common Stock, the Preferred Stock, the Warrants and the Shareholder Rights are collectively referred to herein as the "Securities." The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices, and on terms to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement"). This opinion is being provided at your request in connection with the sale of up to 1,250,000 shares of the Common Stock pursuant to a Prospectus Supplement.

     In rendering the opinion expressed herein, we have examined the Registration Statement (and all amendments thereto), the Prospectus Supplement relating to the Common Stock, the Charter and By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors or a committee thereof authorizing the issuance of the Common Stock, and such other documents as we have considered necessary. We have also examined a Certificate of Secretary of the Company dated November 19, 1996 (the "Certificate"). In rendering our opinion, we are

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                                                  [PIPER & MARBURY LETTERHEAD]

Redwood Trust, Inc.
November 19, 1996
Page 2

relying as to factual matters on the Certificate and have made no independent investigation or inquiries as to the matters set forth therein.

     Based upon the foregoing, we are of the opinion and so advise you that upon the issuance and delivery of the Common Stock in accordance with the terms set forth in the Prospectus Supplement and the underwriting agreement, the Common Stock will have been duly and validly authorized and will be legally issued, fully-paid, and non-assessable.

     The opinion expressed herein is solely for (i) the use of the Company in connection with the Registration Statement, and (ii) the use of Tobin & Tobin in giving their legality opinion to be filed as an exhibit to the Registration Statement or in a Current Report on Form 8-K. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or in a Current Report on Form 8-K and to the reference to us under the heading "Legal Matters" in the Prospectus and the Prospectus Supplement included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                          Very truly yours,

                                          /s/ Piper & Marbury